Exhibit 10.32

LSC Communications, Inc.
Non-Employee Director Compensation Plan

2020 Explanatory Note:  The Company desires to pay its non-employee directors the Equity Retainer in cash, in the amounts set forth below, pursuant to the terms of this Non-Employee Director Compensation Plan.  The Cash Retainer and the Equity Retainer shall be paid in two installments with one-half of each of the Cash Retainer and the Equity Retainer to be paid on each of (1) the date of the Company’s 2020 Annual Meeting of Stockholders, or, if postponed to a later date or cancelled, May 21, 2020 and (2) November 20, 2020.  The terms of this Plan shall otherwise remain unchanged.

Each director shall receive (A) an annual cash retainer (a “Cash Retainer”) and (B) an annual equity retainer (an “Equity Retainer”) to be paid in the form of a grant of Restricted Stock Units (“RSUs”) each on the date of the Company’s Annual Meeting of Stockholders, as described further below and pursuant to the Company’s Performance Incentive Plan in effect on such date (the “Plan”).

1)	Cash Retainer.
a)	Each director shall be entitled to a Cash Retainer equal to $90,000.
b)	Any director in a leadership role shall be entitled to an additional Cash Retainer in the applicable amount described in the table below:

Lead Director	$17,500
Chairman of the Audit Committee	$25,000
Chairman of the Human Resources Committee	$25,000
Chairman of the Corporate Responsibility & Governance Committee	$20,000

2)	Equity Retainer.
a)	Each director shall be entitled to an Equity Retainer equal to $135,000.
b)	The Lead Director shall be entitled to an additional Equity Retainer equal to $17,500.
c)	The number of shares granted shall be calculated pursuant to the terms of the Plan and shall be rounded down to the nearest share.
d)

RSUs will vest and be payable on the first anniversary of the grant date, but will be payable in full on the earlier of (i) the date the director ceases to be a Director of the Company and (ii) a Change in Control (as defined in the Plan).

e)

Dividend equivalents on the RSUs issued hereunder are deferred, credited with interest quarterly at the same rate as five-year U.S. government bonds and paid out in cash at the same time the corresponding portion of the award becomes payable.

f)	The Company shall make payment of the RSUs in Company common stock.
g)

Each director may, subject to any conditions deemed appropriate from time to time by the Human Resources Committee, defer the delivery of the Equity Retainer until the termination of such director’s service on the Board in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (including the applicable regulations thereunder) using such deferral

Effective as of February 12, 2020

election form as approved by the Human Resources Committee from time to time.

3)	General.
a)

If any director joins the Board on a date other than the date of the Company’s Annual Meeting, then a pro-rata portion of each of the applicable Cash Retainer and Equity Retainer from the date joined to the next Annual Meeting date shall be granted.

Each director is expected to comply with the terms of any stock ownership guidelines for non-employee directors that are established by the Company, as in effect from time to time.

Effective as of February 12, 2020